Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

Christopher & Banks Corporation Announces Preliminary Results
for the Fiscal 2016 Third Quarter Including Net Sales of Approximately $106.2 Million and
a Comparable Sales Increase of 4.5%

Minneapolis, MN, November 4, 2016 - Christopher & Banks Corporation (NYSE:CBK), a specialty women’s apparel retailer, today announced preliminary results for its third quarter ended October 29, 2016.

For the third quarter, the Company currently expects:

•	Net sales of approximately $106.2 million while operating on average 506 stores as compared to last year’s third quarter net sales of $103.6 million, while operating on average 533 stores;

•	Comparable sales to increase 4.5% compared to a 6.7% decrease in last year’s third quarter;

•	Gross margin to be at the high end or above its guidance of 35% to 36%, as compared to 35.8% in last year’s third quarter;

•	SG&A to be at or below the low end of its guidance which was $33.0 million as compared to $33.6 million in last year’s third quarter;

•	Inventory on-hand at the end of the quarter to be 3% to 4% below last year’s third quarter; and

•	Cash and cash equivalents at the end of the quarter to be between $25 million and $26 million.

LuAnn Via, President and Chief Executive Officer, stated, "Overall, we are very pleased with our performance during the third quarter as our customers responded favorably to our merchandise assortment and our marketing efforts. Our initiatives are beginning to take hold as we were able to drive positive comparable sales in all three months while maintaining gross margin, despite a continuation of negative mall traffic trends, a highly promotional environment and unseasonably warm weather. I am proud of our team for executing well in a difficult retail environment.  We look forward, during our upcoming earnings call, to discussing our third quarter results in more detail in addition to providing an update on our initiatives to return to long-term growth and profitability while reducing expenses and improving operational efficiencies.”

Conference Call Information

The Company’s third quarter 2016 earnings release and conference call is currently scheduled for the morning of Thursday, December 1, 2016. On the conference call, the Company expects to provide further commentary on its third quarter results and its expectations for the remainder of the fiscal year. Further details regarding the earnings conference call are expected to be announced on or about November 17, 2016.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women's apparel and accessories. As of November 3, 2016, the Company operates 504 stores in 43 states consisting of 314 MPW stores, 82 Outlet stores, 55 Christopher & Banks stores, and 53 stores in its women’s plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements: (i) that for the third fiscal quarter, the Company currently expects: (a) net sales of approximately $106.2 million, while operating on average 506 stores for the quarter; (b) comparable sales to increase 4.5%; (c) gross margin to be at the high end or above its guidance of 35% to 36%; (d) SG&A to be at or below the low end of its guidance which was $33.0 million; (e) inventory on hand at the end of the quarter to be 3% to 4% below last year’s third quarter; and (f) cash and cash equivalents at the end of the quarter to be approximately $25 to $26 million.

These statements are based on management's current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company's actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond the Company's control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company's fashions, including its seasonal fashions; (iii) the ability of the Company's infrastructure and systems to adequately support its operations; (iv) the effectiveness of the Company's brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to the Company's merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company's strategic and tactical plans and initiatives; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women's apparel; (viii) fluctuations in the levels of the Company's sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company's Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company's periodic reports filed with the Securities and Exchange Commission and available on the Company's website under "For Investors" and you are urged to carefully consider all such factors.

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COMPANY CONTACT:
Peter G. Michielutti,
Executive Vice President,
Chief Operating Officer and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
203-682-8200

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